Exhibit 99.1
RXi Pharmaceuticals Appoints Richard Chin, M.D. to Board of Directors
Worcester, MA, April 28, 2009 – RXi Pharmaceuticals Corporation (Nasdaq: RXII), a biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi), today announced that Richard Chin, M.D. has been appointed to the Company’s Board of Directors, effective as of April 23, 2009.
Dr. Chin is a physician with extensive industry experience in biologic and small molecule drug development. He is currently the Chief Executive Officer of Institute for OneWorld Health, a nonprofit pharmaceutical company developing drugs for neglected diseases in developing countries. Dr. Chin joined OneWorld Health from OXiGENE (Nasdaq: OXGN), a company developing vascular targeting drugs for oncology and ophthalmology, where he served as President and Chief Executive Officer. Previously, Dr. Chin served as Senior Vice President and Head of Global Development for Elan Corporation. Dr. Chin has also held various clinical and scientific roles for Genentech, Inc. including Head of Clinical Research for the Biotherapeutics Unit, at one point overseeing the clinical development of approximately half of the drugs at Genentech, and began his career in industry at Procter & Gamble Pharmaceuticals, where he served as Associate Medical Director.
Dr. Chin has a strong track record in the drug development industry, and he was responsible for initiating over 40 new drug programs (IND’s), and bringing 8 new drugs to market. He is an authority on clinical trials, and has authored a textbook, Principles and Practice of Clinical Trial Medicine.
He received a B.A. in Biology, magna cum laude, from Harvard University and law degree with honors from Oxford University in England under a Rhodes Scholarship. Dr. Chin holds a Medical Degree from Harvard Medical School and is licensed to practice medicine in California. He previously served on the Adjunct Clinical Faculty of Stanford University School of Medicine and currently serves on the Board of Directors of Genmedica, located in Barcelona, Spain.
Sanford Hillsberg, Chairman of RXi’s Board of Directors noted, “Dr. Chin is an outstanding addition to our Board. Dr. Chin has a wide range of experience in the drug development industry and will provide a wealth of knowledge and insight as RXi Pharmaceuticals moves into developing its RNAi therapies. He brings experience from some of the world’s leading drug development companies, including Genentech, Procter and Gamble Pharmaceuticals and Elan Pharmaceuticals and he has direct experience with getting new therapeutics to the IND stage and through the FDA. Dr. Chin will provide experienced support and advice as RXi moves into the next stage of its drug development.”
“I look forward to working with the entire RXi team and help them realize the considerable potential of their RNAi therapeutic product candidates. They have a promising future,” stated Richard Chin, M.D. incoming director. “I am honored to be part of this exciting, growing company that is working to create some truly innovative new therapeutics.”

“We are fortunate to attract such a talented and seasoned biopharmaceutical expert to our Board of Directors,” said Tod Woolf, Ph.D., President and Chief Executive Officer of RXi Pharmaceuticals. “We are delighted to welcome Richard to our board and I look forward to working with him. “ The Board has determined that Dr. Chin qualifies as an independent director under the categorical independence standards set forth in the Company’s Corporate Governance Guidelines, as well as applicable Securities and Exchange Commission and Nasdaq requirements. Dr. Chin’s appointment represents an addition to the RXi Pharmaceuticals Board of Directors, bringing the total number of board members to seven, five of whom are independent directors.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi Pharmaceuticals’ rxRNA™ compounds are distinct from the siRNA compounds used by many other companies developing RNAi therapeutics and are very active and potent (10-100pM activity in cell culture) based on the company’s internal research, in addition to being nuclease resistant and readily manufactured.  RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi-based therapeutics market with its accomplished scientific advisors, including Dr. Craig Mello, recipient of the 2006 Nobel Prize for his co-discovery of RNAi; a management team that is experienced in developing RNAi products; and a strong early intellectual property position in RNAi chemistry and delivery. www.rxipharma.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, plan and future development of RXi Pharmaceutical Corporation’s products and technologies. These forward-looking statements about future expectations, plans and prospects of the development of RXi Pharmaceutical Corporation’s products and technologies involve significant risks, uncertainties and assumptions, including the risk that the development of our RNAi-based therapeutics may be delayed or may not proceed as planned and we may not be able to complete development of any RNAi-based product, the risk that the FDA approval process may be delayed for any drugs that we develop, risks related to development and commercialization of products by our competitors, risks related to our ability to control the timing and terms of collaborations with third parties and the possibility that other companies or organizations may assert patent rights that prevent us from developing our products. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.
CONTACT:
RXi Pharmaceuticals
Donna Falcetti
508-929-3615
ir@rxipharma.com
or
Investors
SAN Group
Susan Noonan
212-966-3650
susan@sanoonan.com
or
Media
Rx Communications Group
Eric Goldman
917-322-2563
egoldman@rxir.com